Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

MI DEVELOPMENTS ANNOUNCES

APPOINTMENT OF INTERIM CHIEF EXECUTIVE OFFICER

August 14, 2008, Aurora, Ontario, Canada – MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced the appointment of Dennis Mills as MID’s Interim Chief Executive Officer, effective immediately.  Mr. Mills has served as MID’s Vice-Chairman and a member of the MID Board of Directors since August 2004.  From 1984 to 1987, Mr. Mills was Vice-President at Magna International Inc., where he again worked over the past several years.  In addition, Mr. Mills served as Magna Entertainment Corp.’s Vice-Chairman from November 2004 until August 2007.  Previously, Mr. Mills served as a Member of Parliament in Canada’s federal parliament from 1988 to 2004.

Frank Stronach, MID’s Chairman, stated, “It is very important that MID has constructive communications with shareholders, and I believe that Dennis is an excellent communicator who will be able to facilitate a productive dialogue.  Dennis also has a long-standing association with MID, Magna and MEC.  I believe that these traits will serve him well and that he will make a very positive contribution as MID continues to evaluate its investment in MEC and works to reestablish its relationship with Magna.”

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe.  MID also acquires land that it intends to develop for mixed-use and residential projects.  MID holds a controlling interest in Magna Entertainment Corp., North America’s number one owner and operator of horse racetracks, based on revenue, and one of the world’s leading suppliers, via simulcasting, of live horse racing content to the growing intertrack, off-track and account wagering markets.

For further information about this press release, please contact Richard Smith, MID’s Executive Vice-President and Chief Financial Officer, at 905-726-7507.